Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

by and between

VYLOR INC.

and

CORTEVA, INC.

Dated as of [ ]

TABLE OF CONTENTS

i

ARTICLE IV GENERAL PROVISIONS
Section 4.01. General	24
Section 4.02. Limitation of Liability	24
Section 4.03. Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time	24
Section 4.04. Wrong Pockets	24
Section 4.05. Novation of Liabilities	24
Section 4.06. Negotiation and Arbitration	24
Section 4.07. Insurance	25
Section 4.08. Confidentiality	25
Section 4.09. Complete Agreement; Construction	25
Section 4.10. Miscellaneous 31

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [ ], is entered into by and between CORTEVA, INC., a Delaware corporation (“RemainCo”), and VYLOR INC., a Delaware corporation (“SpinCo”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party” and, together, as the “Parties”.

WHEREAS, the Board of Directors of RemainCo (the “RemainCo Board”) has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate RemainCo into two separate, publicly traded companies, one for each of (a) the SpinCo Business, which will be owned and conducted, directly or indirectly, by SpinCo, and (b) the RemainCo Business, which will be owned and conducted, directly or indirectly, by RemainCo;

WHEREAS, in furtherance of the foregoing, RemainCo and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of [ ] (the “Separation Agreement”);

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, the Parties wish to enter into this Agreement in respect of certain employee matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

Capitalized terms used herein but not defined in Section 3.01 or elsewhere in this Agreement shall have the meaning ascribed to such terms in the Separation Agreement.

ARTICLE I

GENERAL PRINCIPLES

Except as set forth otherwise in this Agreement, the following terms and conditions shall apply:

Section 1.01. Employees.

(a) Prior to June 1, 2026, RemainCo Ring-Fenced the SpinCo Employees and RemainCo Employees pursuant to an internal organization design and talent selection process and as approved by RemainCo. Until the Effective Time, updates to the Ring-Fence shall only be made to reflect: (i) any SpinCo or RemainCo Employee who became a Non-Consenting Employee on or following the commencement of the Internal Reorganization; (ii) any new hires; (iii) any terminations (including terminations for cause, resignations, retirements or terminations due to death or disability); (iv) employees returning from expatriate assignment; (v) corrections of good-faith errors or omissions by RemainCo; and (vi) any other change approved in writing by the Chief People Officer of RemainCo.

(b) For a period of ninety (90) days following the Effective Time, if either of RemainCo or SpinCo determines that a RemainCo or SpinCo Employee was selected for alignment to the wrong Party (a “Ring-Fence Error”), then the Chief People Officer of RemainCo or SpinCo, as applicable, shall notify the Chief People Officer of the other Party of such Ring-Fence Error. Thereafter, the respective Chief People Officers shall cooperate in good faith to resolve the Ring-Fence Error, including by facilitating the transfer of employment of any improperly Ring-Fenced employee to the employment of the appropriate Party. The Parties will share equally the cost of any severance Liabilities incurred in relation to the transfer of employment of an improperly

Ring-Fenced employee. For all purposes under this Agreement (including Section 1.04), any employee transferred pursuant to this Section 1.01(b) shall be treated as if such employee had been properly Ring-Fenced to the receiving Party and had transferred to such Party at the Effective Time.

Section 1.02. Employment of Impacted Employees.

(a) Except to the extent otherwise required by applicable Law, as otherwise provided in this Agreement or with respect to any Non-Consenting Employees or Delayed Employment Employees, prior to the Effective Time, the applicable Parties caused, or caused the applicable members of their Groups to cause: (i) RemainCo Employees to be employed by (or continue to be employed by) RemainCo or a member of the RemainCo Group and to cease to be employed by SpinCo or a member of the SpinCo Group; and (ii) SpinCo Employees to be employed by (or continue to be employed by) SpinCo or a member of the SpinCo Group and to cease to be employed by RemainCo or a member of the RemainCo Group.

(b) To the extent any applicable Law, Governmental Entity, Employee Representative Body or consultation obligation, administrative error, or immigration application prevented the Parties or the members of the applicable Groups from carrying out the transfers of employment set forth in Section 1.02(a) prior to the Effective Time, or otherwise as set forth on Schedule 1.02(b) to this Agreement, with respect to any Impacted Employee (each such employee, a “Delayed Employment Employee”), the applicable Parties shall, or shall cause the members of the applicable Groups to, carry out the transfers of employment (including by offers of employment, employer substitution, entry into tripartite agreements or similar methods of transfers of employment) under Section 1.02(a) with respect to such employee on the earliest permissible date following the Effective Time (the “Delayed Employment Date”). The obligations under this Agreement of the Party that will become the employer (directly or indirectly) of a Delayed Employment Employee shall not commence until the Delayed Employment Date. For the avoidance of doubt, such delay shall not constitute a breach of obligations under Section 1.03.

(c) Notwithstanding anything to the contrary in Section 1.02 or Section 1.03, it shall not constitute a breach of this Agreement for RemainCo or the applicable member of the RemainCo Group, or SpinCo or the applicable member of the SpinCo Group, that employs a Delayed Employment Employee as of immediately prior to the Effective Time to not effect the change of such Person’s employment pursuant to Section 1.02 until the Delayed Employment Date.

(d) Except to the extent otherwise required by applicable Law or a Labor Agreement, immediately after the Effective Time, SpinCo or RemainCo, as applicable, shall, or shall cause the applicable member of its respective Group to, continue to employ any SpinCo Employee or RemainCo Employee, as applicable, who is an STD Employee and will provide such employee with a leave of absence and an amount equivalent to the disability or income replacement benefits such employee received immediately before the Effective Time; provided, however, that to the extent such individual, as of the Effective Time, is receiving or is entitled to receive short-term disability benefits, and subsequent to the Effective Time and before returning to active employment with SpinCo or RemainCo, as applicable, or a member of its respective Group, becomes eligible to receive long-term disability benefits under a Benefit Plan sponsored by the other Party (and is not eligible to receive such long-term disability benefits under a Benefit Plan sponsored by such individual’s employing entity), then, except as set forth on Schedule 1.02(d) to this Agreement, (i) such STD Employee shall be transferred to a member of the other Party’s Group and (ii) the other Party shall permit such individual to continue to receive long-term disability benefits under the applicable Benefit Plan until such individual is no longer disabled or is no longer eligible for such benefits (each such individual, an “LTD Employee”). If any such LTD Employee returns to active employment within twelve (12) months following the Effective Time, or such longer period if required by applicable Law, SpinCo or RemainCo, as applicable, shall offer employment to such individual who is a SpinCo Employee or RemainCo Employee, as applicable, on the terms and conditions set forth herein.

Section 1.03. SpinCo Benefit Plans and RemainCo Benefit Plans as of the Effective Time.

(a) Except to the extent otherwise required by applicable Law, applicable Labor Agreement or as otherwise provided in this Agreement, including as set forth on Schedule 1.03(a) to this Agreement and Section 1.02(d):

(i) (x) RemainCo shall, or shall have caused the applicable member of the RemainCo Group to, take all actions required to cause, as of no later than the Effective Time, each SpinCo Employee to cease to be an active participant in any Benefit Plan that will not be a SpinCo Benefit Plan as of the Effective Time; and (y) SpinCo shall, or shall have caused the applicable member of the SpinCo Group to, take all actions required to cause, each SpinCo Employee who is employed by SpinCo or a member of the SpinCo Group to commence participation, as of no later than the Effective Time, in all SpinCo Benefit Plans for which he or she is eligible;

(ii) SpinCo shall, or shall have caused the applicable member of the SpinCo Group to, take all actions required to cause, as of no later than the Effective Time, each RemainCo Employee to cease to be an active participant in any Benefit Plan that will not be a RemainCo Benefit Plan as of the Effective Time; and

(iii) for the avoidance of doubt, with respect to any Delayed Employment Employees, the obligations under this Agreement of any Party (or its applicable Affiliate) by which such Delayed Employment Employee will ultimately be employed shall commence upon the Delayed Employment Date.

(b) Effective as of no later than the Effective Time, SpinCo shall, and shall have caused the members of the SpinCo Group to, and where applicable shall have used best efforts to cause other Persons to: (i) waive any limitations as to preexisting conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements for each Impacted Employee under his or her respective plans and (ii) credit such Impacted Employee, for the plan year in which the Effective Time occurs, with the amount of any coinsurance, deductibles and out-of-pocket maximums he or she paid prior to the applicable Effective Time during the plan year in which the Effective Time occurs.

Section 1.04. Length of Service Crediting. Except to the extent otherwise required by applicable Law, applicable Labor Agreement or as otherwise provided in this Agreement, effective as of no later than the Effective Time, SpinCo shall, or shall have caused the applicable member of the SpinCo Group to, recognize all service of any SpinCo Employee with RemainCo or any of its Affiliates and with any predecessor employer (to the extent such predecessor employer service was taken into account under the applicable Benefit Plan) for all purposes (including, for purposes of vesting, eligibility to participate and receive benefits, benefit forms, premium subsidies or credits, early retirement and waiver of any reduction factors, and benefit calculations and accruals) under any SpinCo Benefit Plans, or SpinCo Future Benefit Plans in which such SpinCo Employee is, or becomes, eligible to participate on, or after, the Effective Time (provided that vacation attributable to imputed or pre-employment service may be credited as other paid time off); provided, however, that, notwithstanding the foregoing, SpinCo and each member of the SpinCo Group shall not be required to recognize such service for purposes of benefit accruals under any SpinCo Benefit Plans or SpinCo Future Benefit Plans that (i) are defined benefit pension plans, (ii) are other post-employment benefit plans (for the avoidance of doubt, exclusive of Severance) or (iii) would result in the duplication of any benefits thereunder or the funding thereof. In the event that any employee of a member of the RemainCo Group or SpinCo Group is subsequently rehired by a member of the other Party’s Group within twelve (12) months following the Effective Time, such rehiring Party shall recognize such employee’s prior service with the other Party’s Group for all purposes described in this Section 1.04 (with the exception of severance or any other end of service retirement/termination indemnity benefit for which the rehire date will be used), subject to the limitations set forth herein.

Section 1.05. Vacation. Except to the extent otherwise required by applicable Law or applicable Labor Agreement, and notwithstanding anything to the contrary in this Agreement, as of no later than the Effective Time, each of RemainCo and SpinCo shall have been Allocated, or caused the applicable member of its respective Group to be Allocated, all Liabilities for earned but unused vacation benefits of the RemainCo Employees or SpinCo Employees, respectively (the “Allocated Vacation Liabilities”), and all members of the RemainCo Group or SpinCo Group, as applicable, were relieved of, and shall have no Liabilities with respect to, such Allocated Vacation Liabilities of the other Party’s Group as of the date of such Assumption. To the extent that any earned but unused vacation benefits are required to be paid in cash at the Effective Time by applicable Law or applicable Labor Agreement and cannot be Allocated between RemainCo or SpinCo pursuant to the prior sentence, RemainCo or SpinCo, as applicable, shall be solely responsible for any cash payments required to be made to a RemainCo Employee or SpinCo Employee, as applicable, in respect of earned but unused vacation benefits (the “Vacation Payout Liabilities”). If either Party is unable to make cash payments to their respective employees in respect of the Vacation Payout Liabilities and the other Party is required to discharge such Vacation Payout Liabilities, the other Party, or the applicable member of the Party’s Group, shall reimburse and indemnify the other Party or the applicable member of the other Party’s Group for all such Vacation Payout Liabilities.

Section 1.06. Severance.

(a) Severance for Terminations on or Prior to Effective Time. Except to the extent otherwise required by applicable Law, applicable Labor Agreement or as otherwise provided in this Agreement, if Severance was paid or became payable to any individual on or before the Effective Time, the applicable entity that was the employing legal entity of such individual shall remain responsible for any remaining payment of such Severance pursuant to the applicable Benefit Plan and otherwise pursuant to the applicable Labor Agreement or applicable Law.

(b) Severance for Terminations Following the Effective Time. Except to the extent otherwise required by applicable Law, applicable Labor Agreement or as otherwise provided in this Agreement, if RemainCo or any member of the RemainCo Group, or SpinCo or any member of the SpinCo Group, as applicable, terminates the employment of any RemainCo Employee or SpinCo Employee, respectively, within twelve (12) months following the Effective Time for any reason that entitles such employee to cash Severance under the applicable RemainCo Severance Plan or SpinCo Severance Plan, as applicable, RemainCo or SpinCo, as applicable, shall pay to such employee at least the amount of cash Severance such employee would have received under the applicable Benefit Plan, as in effect immediately prior to the Effective Time. The calculation of cash Severance shall factor in his or her additional length of service and changes in his or her eligible pay between the Effective Time and the date of his or her termination, but without regard to any period of service before the

Effective Time that was taken into account in determining the amount of cash Severance actually previously paid or provided by any Party before the Effective Time.

Section 1.07. Annual Cash Incentives. Annual cash incentive compensation earned or accrued by or in respect of any RemainCo Employee or SpinCo Employee for the fiscal year in which the Effective Time occurs shall be paid by a member of the applicable Group, in the year following the year in which the Effective Time occurs, pursuant to the terms and conditions of the applicable Group annual cash incentive plan or policy in place at the Effective Time.

Section 1.08. Equity Awards.

(a) Conversion of Certain Performance Stock Units. Prior to the Effective Time, each Performance Stock Unit granted prior to 2026 will have been adjusted and converted into a Restricted Stock Unit, as determined by the RemainCo Board or a committee thereof, based on attainment of the actual level of performance immediately prior to the Effective Time (each such award, a “Converted PSU”).

(b) Conversion of Shareholder Method Awards. Each Shareholder Method Award that is outstanding as of immediately prior to the Distribution shall be converted, effective as of the Effective Time, into a SpinCo Equity Award and a RemainCo Equity Award, so that, immediately following such conversion, (i) the number of shares of SpinCo Common Stock subject to such SpinCo Equity Award (an “Adjusted SpinCo Shareholder Method Award”) shall be equal to the number of shares of SpinCo Common Stock that would have been received in the Distribution had the RemainCo Common Stock underlying the Shareholder Method Award been issued and outstanding immediately prior to the Distribution, and (ii) the number of shares of RemainCo Common Stock subject to such RemainCo Equity Award (an “Adjusted RemainCo Shareholder Method Award”) shall be equal to the number of shares of RemainCo Common Stock subject to the Shareholder Method Award immediately prior to the Distribution, in each case, with such resulting number of shares rounded up to the nearest number of whole shares (but with shares in respect of dividend equivalent units rounded to four decimal places).

(c) Conversion of Employer Method Awards held by SpinCo Employees.

(i) 2026 RSU Awards held by SpinCo Employees. Each 2026 RSU Award that is outstanding as of immediately prior to the Distribution and that is held by a SpinCo Employee shall be converted, as of the Effective Time, into a time-based restricted stock unit (an “Adjusted SpinCo RSU”) with respect to a number of shares of SpinCo Common Stock equal to (x) the number of shares of RemainCo Common Stock subject to such 2026 RSU Award, multiplied by (y) the SpinCo Conversion Ratio, with such resulting number of shares of SpinCo Common Stock rounded up to the nearest number of whole shares (but with shares in respect of dividend equivalent units rounded to four decimal places).

(ii) Stock Options held by SpinCo Employees. Each Stock Option, whether vested or unvested, that is outstanding as of immediately prior to the Distribution and that is held by a SpinCo Employee shall be converted, as of the Effective Time, into an option (an “Adjusted SpinCo Option”), with respect to a number of shares of SpinCo Common Stock, rounded down to the nearest number of whole shares, equal to the product of the number of shares subject to such Stock Option multiplied by the SpinCo Conversion Ratio, and with a per-share exercise price, rounded up to the nearest whole cent, equal to such Stock Option’s per share exercise price divided by the SpinCo Conversion Ratio.

(iii) 2026 PSU Awards held by SpinCo Employees. Each 2026 PSU Award that is outstanding as of immediately prior to the Distribution and that is held by a SpinCo Employee shall be converted, as of the Effective Time, into a performance-based restricted stock unit (an “Adjusted SpinCo PSU”) with respect to a number of shares of SpinCo Common Stock (at target) equal to (x) the target number of shares of RemainCo Common Stock subject to such 2026 PSU Award, multiplied by (y) the SpinCo Conversion Ratio, with such resulting number of shares of SpinCo Common Stock rounded up to the nearest number of whole shares (but with shares in respect of dividend equivalent units rounded to four decimal places). Each such Adjusted SpinCo PSU shall have substantially the same terms and conditions (including vesting schedule) as the corresponding 2026 PSU Award to which it relates; provided that the performance conditions applicable to each Adjusted SpinCo PSU shall be adjusted by the Board of Directors of SpinCo or a committee thereof following the Distribution.

(d) Conversion of Other Employer Method Awards.

(i) Restricted Stock Units. Each (x) 2026 RSU Award that is outstanding as of immediately prior to the Distribution and that is not converted pursuant to Section 1.08(c)(i), (y) Restricted Stock Unit granted during 2024 or 2025 that is outstanding as of immediately prior to the Distribution and that is held by a Former Employee and (z) Converted PSU that is outstanding as of immediately prior to the Distribution and that is held by a Former Employee shall be converted, as of the Effective Time, into a time-based restricted stock unit (an “Adjusted RemainCo RSU”) with respect to a number of shares of RemainCo Common Stock equal to (x) the number of shares of RemainCo Common Stock subject to such award, multiplied by (y) the RemainCo Conversion Ratio, with such resulting number of shares of RemainCo Common Stock rounded up to the nearest number of whole shares (but with shares in respect of dividend equivalent units rounded to four decimal places).

(ii) Stock Options. Each Stock Option that is outstanding as of immediately prior to the Distribution and that is not converted pursuant to Section 1.08(c)(ii) shall be converted, as of the Effective Time, into an option (an “Adjusted RemainCo Option”), in respect of a number of shares of RemainCo Common Stock, rounded down to the nearest number of whole shares, equal to the product of the number of shares subject to such Stock Option multiplied by the RemainCo Conversion Ratio, and with a per-share exercise price, rounded up to the nearest whole cent, equal to such Stock Option’s per share exercise price divided by the RemainCo Conversion Ratio.

(iii) 2026 PSU Awards. Each 2026 PSU Award that is outstanding as of immediately prior to the Distribution and that is not converted pursuant to Section 1.08(c)(iii) shall be converted, as of the Effective Time, into a performance-based restricted stock unit (an “Adjusted RemainCo PSU”) with respect to a number of shares of RemainCo Common Stock (at target) equal to (x) the target number of shares of RemainCo Common Stock subject to such 2026 PSU Award, multiplied by (y) the RemainCo Conversion Ratio, with such resulting number of shares of RemainCo Common Stock rounded up to the nearest number of whole shares (but with shares in respect of dividend equivalent units rounded to four decimal places). Each such Adjusted RemainCo PSU shall have substantially the same terms and conditions (including vesting schedule) as the corresponding 2026 PSU Award to which it relates; provided that the performance conditions applicable to each Adjusted RemainCo PSU shall be adjusted by the RemainCo Board or a committee thereof following the Distribution.

(e) RemainCo Equity Awards held by Former Employees. Notwithstanding anything to the contrary in this Agreement, RemainCo shall be Allocated all Liabilities with respect to any RemainCo Equity Award held by a Former Employee that is outstanding as of immediately prior to the Distribution.

(f) Award Terms; Vesting; Treatment of Service. Except as otherwise provided in this Section 1.08, the terms and conditions applicable to the Adjusted SpinCo Shareholder Method Awards, Adjusted RemainCo Shareholder Method Awards, Adjusted SpinCo RSUs, Adjusted SpinCo Options, Adjusted SpinCo PSUs, Adjusted RemainCo RSUs, Adjusted RemainCo Options and Adjusted RemainCo PSUs shall be substantially identical to the terms and conditions applicable to the applicable underlying RemainCo Equity Award (as set forth in the applicable plan, award agreement or in any otherwise applicable agreement with RemainCo or its Affiliates). All SpinCo Equity Awards shall become vested upon the date the underlying RemainCo Equity Award would have otherwise vested in accordance with the existing terms and vesting schedule. For the avoidance of doubt, each Converted PSU that becomes a SpinCo Equity Award shall be subject to solely service-based vesting conditions but shall otherwise remain subject to the same terms, conditions and vesting schedule as applied to such RemainCo Equity Award prior to the Distribution. For purposes of determining continued vesting in SpinCo Equity Awards and RemainCo Equity Awards, as applicable, each Party shall take into account all employment and service with both SpinCo and RemainCo, and their respective Subsidiaries and Affiliates, for purposes of determining when such SpinCo Equity Awards or RemainCo Equity Awards, as applicable, vest or terminate.

(g) Certain Additional Considerations. Notwithstanding anything to the contrary in this Section 1.08:

(i) To the extent the RemainCo Board determines before the Effective Time that the treatment of an award as a Shareholder Method Award is not practicable due to applicable Laws or the potential imposition of adverse Taxes or penalties, such awards shall be treated as Employer Method Awards.

(ii) The Parties shall cooperate in good faith, in respect of jurisdictions outside the United States, to treat Shareholder Method Awards as Employer Method Awards where Tax or regulatory considerations render the treatment of Shareholder Method Awards unduly burdensome to the holder thereof.

(iii) All of the adjustments described in this Section 1.08 shall be effected in accordance with Sections 409A and 424 of the Code.

(iv) The Parties hereby acknowledge that the provisions of this Section 1.08 are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

(h) Employee Stock Purchase Plan.

(i) RemainCo ESPP. As of the Effective Time, the SpinCo Employees shall cease to be Eligible Employees (as defined in the RemainCo ESPP), in each case, in accordance with the terms of the RemainCo ESPP. In accordance with the terms of the RemainCo ESPP, on account of ceasing to be Eligible Employees thereunder, as of the Effective Time, the SpinCo Employees shall (i) cease to be eligible to contribute to the RemainCo ESPP and (ii) be entitled to receive a refund of their payroll deductions in accordance with the terms of the RemainCo ESPP.

(ii) SpinCo ESPP. As of no later than the Effective Time, SpinCo shall adopt an employee stock purchase plan within the meaning of Section 423 of the Code (the “SpinCo ESPP”). The terms and conditions of the SpinCo ESPP, including eligibility requirements, participating jurisdictions, and commencement dates, shall be determined by SpinCo in its sole discretion and may vary by country, jurisdiction, or employee population as necessary to comply with applicable Law, regulatory requirements, tax considerations, and administrative feasibility.

(i) Equity Plan Adoption; Registration Statement.

(i) Effective as of the Effective Time, SpinCo shall have adopted an equity incentive plan (the “SpinCo Stock Plan”), which permits the issuance of SpinCo Equity Awards as described in this Section 1.08. The SpinCo Stock Plan shall be approved before the Effective Time by RemainCo as SpinCo’s sole stockholder.

(ii) SpinCo shall use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the SpinCo Equity Awards and the SpinCo ESPP described in this Section 1.08, to the extent any such registration statement is required by applicable Law.

(j) Settlement, Delivery; Tax Reporting and Withholding.

(i) From and after the applicable Effective Time, (x) SpinCo shall have sole responsibility for the settlement of and/or delivery of shares of SpinCo Common Stock pursuant to SpinCo Equity Awards to any holder of such award and shall be solely entitled to any exercise price payable in respect of SpinCo Options, and except as otherwise provided in this Section 1.08(j), SpinCo shall do so without compensation from RemainCo, and (y) RemainCo shall have sole responsibility for the settlement of and/or delivery of shares of RemainCo Common Stock pursuant to RemainCo Equity Awards that remain denominated in RemainCo Common Stock to any holder of such award and shall be solely entitled to any exercise price payable in respect of RemainCo Options, and except as otherwise provided in this Section 1.08(j), RemainCo shall do so without compensation from SpinCo.

(ii) Upon the vesting, payment or settlement, as applicable, of SpinCo Equity Awards (in each case including with respect to dividends and dividend equivalents), SpinCo shall be solely entitled to a Tax deduction in respect of, and shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of, each holder thereof who is or, upon their last employment termination, was employed by a member of the SpinCo Group (or who holds the award in respect of any such individual), and for ensuring the collection and remittance of applicable employee withholding Taxes to the applicable Governmental Entity. To the extent shares of SpinCo Common Stock are withheld and/or delivered to satisfy Tax withholding obligations in respect of the vesting, payment or settlement of SpinCo Equity Awards, to the extent the issuer is not responsible pursuant to this clause (ii) for satisfying the applicable Tax withholding and remittance requirements, the issuer shall remit to the responsible Party cash in an amount sufficient to satisfy such requirements.

(iii) The Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of SpinCo Options and the settlement of other SpinCo Equity Awards and RemainCo Equity Awards, and to effect the Tax benefits and obligations contemplated by this Section 1.08. Each of the Parties shall provide the other with such records and information as reasonably necessary or appropriate (including payroll and employment information on regular timetables) and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. Each Party shall be responsible for the accuracy of records and information provided to the other Party pursuant to this Section 1.08 and shall indemnify such other Party for any losses caused by inaccurate information that it has provided (including failure to timely provide such records and information). The foregoing shall include employment status and information required for Tax withholding/remittance, compliance with trading windows and compliance with the requirements of applicable Laws. In the event of a subsequent acquisition, divestiture, spinoff or other corporate transaction involving either Party, such Party shall use best efforts to ensure comparable cooperation from such Party’s successor.

(k) Definitions. For purposes of this Section 1.08:

(i) “2026 PSU Award” means each Performance Stock Unit granted during 2026.

(ii) “2026 RSU Award” means each Restricted Stock Unit granted during 2026.

(iii) “Employer Method Award” means each RemainCo Equity Award as of immediately prior to the Effective Time that is (i) a Stock Option, (ii) a 2026 PSU Award, (iii) a 2026 RSU Award, (iv) a Restricted Stock Unit granted during 2024 or 2025 held by a Former Employee or (v) a Converted PSU held by a Former Employee.

(iv) “Performance Stock Unit” means a RemainCo Equity Award that is a performance-based restricted stock unit award.

(v) “Post-Spin RemainCo Share Price” means the one-day volume weighted average price of RemainCo Common Stock on the New York Stock Exchange, on the trading date immediately following the Effective Time (or, if none, on the first trading day thereafter).

(vi) “Post-Spin SpinCo Share Price” means the one-day volume weighted average price of SpinCo Common Stock on the New York Stock Exchange, on the trading date immediately following the Effective Time (or, if none, on the first trading day thereafter).

(vii) “Pre-Spin Share Price” means the closing per-share price of RemainCo Common Stock, trading on a “regular way with due bills” basis, on the New York Stock Exchange on the day immediately prior to the Effective Time (or, if none, on the first trading day prior thereto).

(viii) “RemainCo Conversion Ratio” means a fraction, the numerator of which is the Pre-Spin Share Price, and the denominator of which is the Post-Spin RemainCo Share Price.

(ix) “RemainCo Equity Award” means (i) prior to the Effective Time, each Performance Stock Unit, Restricted Stock Unit or Stock Option outstanding immediately prior to the Effective Time and originally granted under the RemainCo Equity Plan and (ii) following the Effective Time, each Performance Stock Unit, Restricted Stock Unit or Stock Option that, after the application of Section 1.08, remains denominated in RemainCo Common Stock.

(x) “RemainCo ESPP” means the Corteva, Inc. Global Omnibus Employee Stock Purchase Plan (as may be amended from time to time).

(xi) “RemainCo Option” means each RemainCo Equity Award that is a Stock Option.

(xii) “Restricted Stock Unit” means a RemainCo Equity Award that is a time-based restricted stock unit award.

(xiii) “Shareholder Method Award” means each RemainCo Equity Award that, as of immediately prior to the Effective Time, is (i) held by a non-employee member of the RemainCo Board or a Former Director, (ii) a Restricted Stock Unit granted during 2024 or 2025 (other than those held by a Former Employee) or (iii) a Converted PSU (other than those held by a Former Employee).

(xiv) “SpinCo Conversion Ratio” means a fraction, the numerator of which is the Pre-Spin Share Price, and the denominator of which is the Post-Spin SpinCo Share Price.

(xv) “SpinCo Equity Award” means a RemainCo Equity Award that, after application of this Section 1.08, is denominated in SpinCo Common Stock.

(xvi) “SpinCo Option” means each SpinCo Equity Award that is a Stock Option.

(xvii) “Stock Option” means a RemainCo Equity Award that is an option to acquire common stock.

Section 1.09. Pension/OPEB/Welfare Benefit Claims.

(a) Non-U.S. Defined Benefit Pension Plans or Defined Contribution Plans.

(i) Except to the extent required by applicable Law or as otherwise provided in subsection (a)(ii) below, there shall be no Transfer of Assets or Liabilities (including, without limitation, with respect to Actions) between, or otherwise among the Parties in respect of, any Benefit Plan maintained by any of them or their respective Affiliates that is a non-U.S. defined benefit pension plan or defined contribution plan. For the avoidance of doubt, Schedule 1.09(a)(i) to this Agreement identifies those arrangements where there shall be a Transfer of Assets or Liabilities or both as required by applicable Law, and any arrangement not identified on such Schedule 1.09(a)(i) shall be deemed for purposes of this Agreement to be one for which such a Transfer of Assets or Liabilities is not required by applicable Law.

(ii) To the extent provided in Schedule 1.09(a)(ii) to this Agreement, the Parties shall cause the Transfer of Assets or Liabilities between, or otherwise among them in respect of, any Benefit Plan maintained by any of them or their respective Affiliates that are non-U.S. defined benefit pension plans or defined contribution plans, notwithstanding that such Transfer of Assets or Liabilities is not otherwise required by applicable Law.

(b) Other Post-Employment Benefits.

(i) Except to the extent required by applicable Law or as otherwise provided in subsection (b)(ii) below, there shall be no Transfer of Assets or Liabilities (including, without limitation, with respect to Actions) between, or otherwise among the Parties in respect of, any OPEB Plan. For the avoidance of doubt, Schedule 1.09(b)(i) to this Agreement identifies those OPEB Plans where there shall be a Transfer of Assets or Liabilities or both as required by applicable Law. Any OPEB Plan not identified on such Schedule 1.09(b)(i) shall be deemed for purposes of this Agreement to be one for which such a Transfer of Assets or Liabilities is not required by applicable Law.

(ii) The Benefit Plans identified on Schedule 1.09(b)(ii) to this Agreement shall be Allocated as indicated therein.

(c) Welfare Benefit Claims. Except as explicitly provided in this Agreement, the sponsoring entity of each Benefit Plan that is a welfare benefits plan shall remain responsible for any claims under any such Benefit Plan that were incurred prior to the Effective Time; provided, however, that, with respect to any such claims within the United States, RemainCo shall remain responsible for such claims. Except in the event of any claim for workers’ compensation benefits for purposes of Section 2.05, any claims shall be deemed to be incurred pursuant to the terms and conditions of the Benefit Plans that are welfare benefits plans; provided that the Parties shall use their best efforts to ensure that there is no failure to cover any claim that otherwise would have been covered under any Benefit Plans that are welfare benefits plans but for the provisions of this Agreement.

Section 1.10. Labor Matters. As of no later than the Effective Time, (i) RemainCo, or the applicable members of the RemainCo Group, shall have been Allocated, in accordance with its terms, each of the RemainCo Labor Agreements covering RemainCo Employees immediately prior to the commencement of the Internal Reorganization; provided, however, that, with respect to any such RemainCo Labor Agreement that also covers SpinCo Employees, (1) RemainCo or the applicable member of the RemainCo Group shall have been Allocated such RemainCo Labor Agreement only with respect to the RemainCo Employees, and (2) SpinCo or a member of the SpinCo Group, as applicable, shall have been Allocated such RemainCo Labor Agreement only with respect to the SpinCo Employees, as applicable; and (ii) SpinCo or the applicable members of the SpinCo Group shall have been Allocated, in accordance with its terms, each of the SpinCo Labor Agreements covering SpinCo Employees immediately prior to the commencement of the Internal Reorganization; provided, however, that, with respect to any such SpinCo Labor Agreement that also covers RemainCo Employees, SpinCo or the applicable member of the SpinCo Group shall have been Allocated such SpinCo Labor Agreement only with respect to SpinCo Employees and RemainCo, or a member of the RemainCo Group, as applicable, shall have been Allocated such SpinCo Labor Agreement only with respect to RemainCo Employees, as applicable. Notwithstanding anything to the contrary in this Agreement, as of the Effective Time, except as agreed with the applicable union or labor organization: (i) RemainCo shall continue to honor, or cause the applicable members of the RemainCo Group to continue to honor, in accordance with their terms, each of the RemainCo Labor Agreements; and (ii) SpinCo shall continue to honor, or cause the applicable members of the SpinCo Group to continue to honor, in accordance with their terms, each of the SpinCo Labor Agreements. As of no later than the Effective Time, each Party complied, or caused the applicable member of its Group to comply, with any obligations it had under applicable Laws and applicable Labor Agreements to inform and/or consult with any Employee Representative Body or group of employees in connection with this Agreement, the arrangements proposed in this Agreement, the Internal Reorganization and/or the Distribution.

Section 1.11. Expatriate Assignments.

(a) Allocation of Liabilities for Concluded Expatriate Assignments. Except to the extent otherwise required by applicable Law, and notwithstanding anything to the contrary in Section 1.14: (i) RemainCo shall, or shall cause the applicable member of the RemainCo Group to, be Allocated (1) all Liabilities (including obligations, if any, to administer, or provide post-repatriation benefits or services under, RemainCo’s expatriate programs) arising from or relating to each RemainCo Employee whose expatriate assignment ended as of no later than the Effective Time (without regard to which Party or Group member initiated such expatriate assignment), and (2) all rights to receive any repayment or reimbursement (including repayment or reimbursement of any trailing tax reconciliation or tax equalization by the applicable RemainCo Employee) from such RemainCo Employee; and (ii) SpinCo shall, or shall cause the applicable member of the SpinCo Group to, be Allocated (1) all Liabilities (including obligations, if any, to administer, or provide post-repatriation benefits or services under, RemainCo’s expatriate programs) arising from or relating to each SpinCo Employee whose expatriate assignment ended as of no later than the Effective Time (without regard to which Party or Group member initiated such expatriate assignment), and (2) all rights to receive any repayment or reimbursement (including repayment or reimbursement of any trailing tax reconciliation or tax equalization by the applicable SpinCo Employee) from such SpinCo Employee.

(b) Allocation of Liabilities for Ongoing Expatriate Assignments. Except to the extent otherwise required by applicable Law, and notwithstanding anything to the contrary in Section 1.14: (i) RemainCo shall, or shall cause the applicable member of the RemainCo Group to, be Allocated all (1) Liabilities (including obligations, if any, to provide post-repatriation benefits or services under RemainCo’s expatriate programs; provided that, except as otherwise required by applicable Law or applicable Labor Agreement, there shall be no obligation to continue such benefits or services) arising from or relating to each RemainCo Employee whose expatriate assignment began prior to the Effective Time and which expatriate assignment is still in progress at the Effective Time (without regard to which Party or Group member initiated such expatriate assignment); and (2) rights to receive any repayment or reimbursement (including repayment or reimbursement of any trailing tax reconciliation or tax equalization by the applicable RemainCo Employee) from such RemainCo Employee; and (ii) SpinCo shall, or shall cause the applicable member of the SpinCo Group to, be Allocated all (1) Liabilities (including obligations, if any, to provide post-repatriation benefits or services under RemainCo’s expatriate programs, as applicable; provided that, except as otherwise required by applicable Law or applicable Labor Agreement, there shall be no obligation to continue such benefits or services) arising from or relating to each SpinCo Employee whose expatriate assignment began prior to the Effective Time, and which expatriate assignment is still in progress at the Effective Time (without regard to which Party or Group member initiated such expatriate assignment); and (2) rights to receive any repayment or reimbursement (including repayment or reimbursement of any trailing tax reconciliation or tax equalization by the applicable SpinCo Employee) from such SpinCo Employee.

Section 1.12. Non-Solicitation.

(a) The Parties acknowledge that RemainCo has invested significant time, costs and resources to select the employees for their proper roles within their respective workforces. To ensure that each Party receives the benefit of such efforts and retains skilled employees necessary to conduct its business, for a period commencing at the Effective Time and ending twelve (12) months following the Effective Time, without the prior written consent of the other Party’s Chief Human Resources Officer (or, if no such position exists, an officer with similar authority), neither Party shall, and each Party shall cause the members of its Group not to, directly or indirectly, solicit, or otherwise hire for employment or engage to provide services: (1) any employee of any member of the other Party’s Group (excluding with respect to any RemainCo Employee or SpinCo Employee, as applicable, who is a Delayed Employment Employee, subject to the terms of Section 1.02(b)); or (2) within six (6) months of the applicable termination of employment, any former employee of any member of the other Party’s Group; provided, however, that this Section 1.12(a) shall not apply to an employee who was involuntarily terminated by the other Party. Notwithstanding the foregoing, the restrictions on solicitation in this Section 1.12(a) shall not apply to hiring for employment or engaging to provide services following response to a solicitation made to the public generally through a bona fide public advertisement or job posting that is not targeted at employees of the other Party or of any member of the other Party’s Group.

(b) If, at the time of enforcement of this Section 1.12, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and other restrictions then permitted by applicable Law.

Section 1.13. Employee Records. To the extent required by applicable Law or as reasonably required in order for the Parties to perform their obligations under this Agreement or as provided in Schedule 1.13 to this Agreement, as of no later than the Effective Time, each Party shall have transferred, and shall have caused the applicable member of its Group to transfer, copies of all applicable employee records, data or information, and compliance-related training documents, with respect to each Impacted Employee to the applicable Party or applicable member of its Group (“Employee Records”) in a manner compliant with applicable Law and Section 9.10 of the Separation Agreement and, with respect to medical records (which shall not include “protected health information” as described in the following sentence), in accordance with the treatment of employee medical records provided in Schedule 1.13 to this Agreement; provided, however, that no transfers were made to the extent such employee records were already in the possession and control of the applicable member of its Group. For the avoidance of doubt, Employee Records do not include “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar state, local or foreign Law (or, if later, at least as long as such records, data or information is reasonably necessary for the other Party to comply with applicable Law or to administer benefits or fulfill obligations under this Agreement). Except as provided in Schedule 1.13 to this Agreement, any employee records, data or information not transferred pursuant to this Section 1.13, including in respect of Former Employees, shall be preserved by the Party in control of such records, data or information for at least as long as required by applicable Law, and the Party in control of such records, data or information shall provide the other Party access to such records, data and information in accordance with and subject to the terms of Section 1.17 hereof and Section 9.1 and Section 9.2 of the Separation Agreement.

Section 1.14. HR Liabilities.

(a) In General. Except to the extent otherwise required by applicable Law, as otherwise provided in this Agreement or with respect to Liabilities specifically allocated under Sections 1.05 through 1.11, Sections 1.14(b), (c) or (d) or Article II: (i) RemainCo shall, or shall cause a member of the RemainCo Group to, be Allocated all of the RemainCo HR Liabilities; and (ii) SpinCo shall, or shall cause a member of the SpinCo Group to, be Allocated all of the SpinCo HR Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on, or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined, (D) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (E) which entity is named in any Action associated with any Liability.

(b) Liabilities for Non-Consenting Employees. Except to the extent otherwise required by applicable Law or as otherwise provided in this Agreement, including Section 1.06(b):

(i) RemainCo shall, or shall cause a member of the RemainCo Group to, be Allocated all of the HR Liabilities related to any Non-Consenting Employee who was Ring-Fenced to be a RemainCo

Employee, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on, or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined, (D) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (E) which entity is named in any Action associated with any Liability;

(ii) SpinCo shall, or shall cause a member of the SpinCo Group to, be Allocated all of the HR Liabilities related to any Non-Consenting Employee who was Ring-Fenced to be a SpinCo Employee, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on, or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined, (D) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (E) which entity is named in any Action associated with any Liability.

(c) Liabilities for Former Employees. Except to the extent otherwise provided in this Agreement (including as provided in Schedule 1.14(c) to this Agreement) or the Separation Agreement, as otherwise provided in Section 1.14(b) with respect to Non-Consenting Employees, or as required by applicable Law, the applicable entity that was the employing legal entity of a Former Employee at the time any HR Liability was incurred with respect to such Former Employee shall be Allocated such HR Liability in respect of such Former Employee; provided that any HR Liability in respect of any Former Employee or Former Director who was employed or serving in the United States at the time of such person’s termination of employment or service shall be a RemainCo HR Liability unless explicitly Allocated to SpinCo pursuant to this Agreement.

(d) Joint and Several Liabilities. With respect to HR Liabilities that, under applicable Law or Labor Agreement, result in joint and several liability between two or more Parties, such HR Liabilities, to the extent not otherwise addressed herein, shall be apportioned among the Parties based on the principles of Article VIII (Indemnification) of the Separation Agreement in respect of shared liabilities.

Section 1.15. Indemnification. Except to the extent otherwise required by applicable Law or as otherwise provided in this Agreement:

(a) RemainCo Indemnification. RemainCo shall, and shall cause each member of the RemainCo Group to, indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with any failure of RemainCo or any member of the RemainCo Group to discharge any of their respective obligations (including such obligations of RemainCo that may arise prior to the Effective Time) under this Agreement, including failure to be Allocated any HR Liability in accordance with this Agreement.

(b) SpinCo Indemnification. SpinCo shall, and shall cause each member of the SpinCo Group to, indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Indemnifiable Losses of the RemainCo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with any failure of SpinCo or any member of the SpinCo Group to discharge any of their respective obligations (including such obligations of SpinCo that may arise prior to the Effective Time) under this Agreement, including failure to be Allocated any HR Liability in accordance with this Agreement.

(c) The following sections of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement: Section 8.4 (Procedures for Third-Party Claims), excluding Section 8.4(f) thereof, Section 8.5 (Procedures for Direct Claims), Section 8.6 (Cooperation in Defense and Settlement), Section 8.7 (Indemnification Payments), Section 8.8 (Indemnification Obligations Net of Insurance Proceeds and Other Amounts) and Section 8.9 (Additional Matters; Survival of Indemnities).

Section 1.16. Compliance with Applicable Laws. Notwithstanding any obligation set forth in this Agreement, on and following the Effective Time, each Party shall, and shall cause each member of its Group to, comply with all applicable Laws with respect to the hiring, employment, or termination of employment of any Impacted Employee. For the avoidance of doubt, if any Party or member of its Group fails to discharge its obligations under this Section 1.16, any Indemnifiable Losses suffered by the other Party or any members of its Group arising from such failure shall be subject to indemnification pursuant to Section 1.15.

Section 1.17. Transition Services. Except as otherwise provided in the Transition Services Agreement, the Parties agree that no member of any Group shall provide, or shall cause to be provided at or after the Effective Time, any transition services in respect of employee benefits or human resources services for any Impacted Employees. Notwithstanding anything to the contrary herein, following the Effective Time, each Party shall, and shall cause the applicable members of its Group to, provide to the other Party or its Group, upon reasonable request, any historical records, documents or information relating to any Impacted Employee or Former Employee that are in such Party’s or its Group’s possession or control and that do not transfer to the requesting Party as part of the transactions contemplated by this Agreement, including historical payroll records, employment records, benefit plan records and other employee-related documentation, to the extent reasonably necessary for the requesting Party to comply with applicable Law or to administer benefits or fulfill obligations under this Agreement, unless prohibited by applicable Law.

Section 1.18. Good-Faith Negotiations. Notwithstanding anything in this Agreement to the contrary (including the treatment of outstanding equity awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that provided herein.

Section 1.19. Third-Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, require any Party to keep any Person employed for any period of time or constitute the establishment or adoption of, or amendment to, any Benefit Plan. This Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 1.20. Effective Time. This Agreement shall be effective as of the Effective Time and shall cease to be of any force or effect if the Separation Agreement is terminated.

Section 1.21. Assignment of Employment Agreements. RemainCo agrees that, notwithstanding the terms of any Employment Agreement between any member of RemainCo Group and any SpinCo Employee, to the extent assignable under the terms of the Employment Agreement, applicable Law, and any applicable Labor Agreement, RemainCo (or the applicable member of the RemainCo Group) hereby assigns all Employment Agreements between any SpinCo Employee and any member of the RemainCo Group to SpinCo (and, to the extent that any such Employment Agreements cannot be assigned under the terms of the Employment Agreement, applicable Law, or an applicable Labor Agreement, RemainCo (or the applicable member of the RemainCo Group) hereby recognizes SpinCo (and any applicable member of the SpinCo Group) as a third-party beneficiary with respect to any Employment Agreements). SpinCo agrees that, notwithstanding the terms of any Employment Agreement between any member of SpinCo Group and any RemainCo Employee, to the extent assignable under the terms of the Employment Agreement, applicable Law, and any applicable Labor Agreement, SpinCo (or the applicable member of the SpinCo Group) hereby assigns all Employment Agreements between any RemainCo Employee and any member of the SpinCo Group to RemainCo (and, to the extent that any such Employment Agreements cannot be assigned under the terms of the Employment Agreement, applicable Law, and any applicable Labor Agreement, SpinCo (or the applicable member of the SpinCo Group) hereby recognizes RemainCo (and any applicable member of the RemainCo Group) as a third-party beneficiary with respect to any Employment Agreements).

ARTICLE II

UNITED STATES

The provisions of this Article II shall apply only with respect to matters that arise out of the employment of individuals within the United States or the termination thereof.

Section 2.01. U.S. Defined Benefit Pension Plans.

(a) U.S. Qualified Defined Benefit Pension Plans. Except to the extent provided in Schedule 2.01(a) to this Agreement, there shall be no Transfer of Assets or Liabilities (including, without limitation, with respect to Actions) between, or otherwise among the Parties in respect of, any Benefit Plan maintained by any of them or their respective Affiliates that is a U.S. defined benefit pension plan intended to satisfy the requirements of Section 401(a) of the Code. For the avoidance of doubt, RemainCo shall be Allocated all Assets and Liabilities relating to any such U.S. tax-qualified pension plan.

(b) U.S. Nonqualified Defined Benefit Pension Plans. Except to the extent required by applicable Law, SpinCo shall be Allocated all Liabilities (including, without limitation, with respect to Actions) with respect to SpinCo Employees under any U.S. nonqualified defined benefit pension plan, but there shall be no Transfer of Assets between the Parties with respect to such U.S. nonqualified defined benefit pension plan.

Section 2.02. U.S. Qualified Defined Contribution Plans.

(a) Effective as of the Effective Time, contributions under the RemainCo Retirement Savings Plan (the “RemainCo 401(k) Plan”) shall cease in respect of SpinCo Employees who participated in the RemainCo 401(k) Plan (each, a “SpinCo 401(k) Participant”). Effective as of no later than the Effective Time, SpinCo shall have adopted, or shall have caused the applicable member of the SpinCo Group to adopt, a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code (the “SpinCo 401(k) Plan”) and permit SpinCo 401(k) Participants to participate therein effective as of the Effective Time. RemainCo Employees who participate in the RemainCo 401(k) Plan as of the Effective Time shall continue to participate in the RemainCo 401(k) Plan following the Effective Time.

(b) SpinCo 401(k) Participants shall be given credit under the SpinCo 401(k) Plan for all service with the RemainCo Group and its respective predecessors as if it were service with the SpinCo Group for purposes of determining eligibility and vesting under the SpinCo 401(k) Plan.

(c) RemainCo and SpinCo agree to cooperate in good faith to cause a trustee-to-trustee transfer of all assets and liabilities (including plan loans in-kind) under the RemainCo 401(k) Plan in respect of SpinCo Employees who are participants to the RemainCo 401(k) Plan as of the Effective Time to the SpinCo 401(k) Plan, which transfer shall occur as soon as practicable following the Effective Time and shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of the Employee Retirement Income Security Act of 1974, as amended.

Section 2.03. U.S. Welfare Benefits.

(a) U.S. Non-Retiree Welfare Benefits. As of no later than the Effective Time, (i) SpinCo shall have designated welfare benefit plans that are not OPEB Plans for the U.S. SpinCo Employees (the “SpinCo Group U.S. Welfare Plans”); and (ii) RemainCo shall have designated welfare benefit plans that are not OPEB Plans for the U.S. RemainCo Employees (the “RemainCo Group U.S. Welfare Plans” and, together with the SpinCo Group U.S. Welfare Plans, the “Group U.S. Welfare Plans”), in each case, in compliance with this Agreement, any applicable Law and any applicable Labor Agreement.

(b) U.S. Retiree Welfare Benefits. Except as otherwise provided in Section 1.09(b)(ii), any Assets or Liabilities that relate to any OPEB Plan for individuals employed in the United States shall be allocated to RemainCo in accordance with Section 1.09(b)(i).

Section 2.04. U.S. Non-Qualified Deferred Compensation Plans.

(a) In General. Except as provided in subsection (b) below, prior to the Effective Time, SpinCo shall, or shall have caused the applicable member of the SpinCo Group to, (i) establish non-qualified deferred compensation plans with terms that are substantially similar to the non-qualified deferred compensation plans identified on Schedule 2.04(a) to this Agreement and (ii) be Allocated the Liabilities (but shall not receive any Transfer of Assets) in respect of the deferred compensation plan obligations pertaining to each SpinCo Employee or SpinCo Non-Employee Director who is a participant in the non-qualified deferred compensation plans identified on Schedule 2.04(a) to this Agreement. For the avoidance of doubt, Liabilities in respect of the deferred compensation plan obligations pertaining to (A) any member or former member of the RemainCo Board who does not become a SpinCo Non-Employee Director, (B) Former Employees and (C) any RemainCo Employee who does not become a SpinCo Employee will remain with RemainCo.

(b) Except as provided in Section 2.04(a), there shall be no Transfer among the Parties or their Affiliates of Assets or Liabilities in respect of non-qualified deferred compensation plans maintained by any of them or their respective Subsidiaries. Effective as of no later than the Effective Time, the active participation of each SpinCo Employee or SpinCo Non-Employee Director who is a participant in a non-qualified deferred compensation plan (each, a “SpinCo NQ Participant”) with an account (a “Plan Account”) under the deferred compensation plans identified on Schedule 2.04(a) to this Agreement shall cease. The Parties acknowledge that none of the transactions contemplated by the Separation Agreement will trigger a payment or distribution of any Plan Account and, consequently, that the payment or distribution of any such participant who is entitled will occur upon such participant’s separation from service from a member of the applicable Group or such other time as provided in the applicable non-qualified deferred compensation plan and such participant’s deferral election.

Section 2.05. Workers’ Compensation Claims. Without limiting Section 1.15, Section 4.03 or Section 4.04, and without regard to the legal entity obligated to discharge such Liabilities under applicable Law, (i) RemainCo shall be responsible for all claims for workers’ compensation benefits which are incurred at any time (x) by RemainCo Employees or Former Employees whose employing entity was RemainCo or any of its

Affiliates or any of their respective predecessors or former Affiliates (excluding SpinCo or any of its Affiliates or any of their respective predecessors or former Affiliates) or (y) not related to the SpinCo Business; and (ii) SpinCo shall be responsible for all claims for workers’ compensation benefits that are incurred at any time (x) by SpinCo Employees or Former Employees whose employing entity was a member of the SpinCo Group or any of its Affiliates or any of their respective predecessors or former Affiliates or (y) related to the SpinCo Business; provided, however, that (A) if RemainCo is unable to be Allocated any such Liabilities or the administration of any such claim because of applicable Law or Contract, SpinCo, or the applicable member of the SpinCo Group, shall administer and/or discharge such Liabilities, as applicable, and RemainCo, or the applicable member of the RemainCo Group, shall reimburse and indemnify SpinCo or the applicable member of the SpinCo Group for all such Liabilities, and (B) if SpinCo is unable to be Allocated any such Liabilities or the administration of any such claim because of applicable Law or Contract, RemainCo, or the applicable member of the RemainCo Group, shall administer and/or discharge such Liabilities, as applicable, and SpinCo, or the applicable member of the SpinCo Group, shall reimburse and indemnify RemainCo or the applicable member of the RemainCo Group for all such Liabilities. In the event that SpinCo is responsible for any claims for workers’ compensation benefits under this Section 2.05 and such claim relates to an event occurring prior to the Distribution, (A) SpinCo shall have access to, and may seek recovery under, RemainCo’s applicable workers’ compensation insurance policies (or self-insurance program), subject to the terms and conditions of such insurance or self-insurance arrangements, and (B) SpinCo shall post collateral to the applicable insurer(s) (or self-insurance program) in respect of such historical claims, in each case in such amounts and in such form and manner as may be reasonably required by such insurer(s) (or self-insurance program) to support such access. For purposes of this Section 2.05, a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs, and all Liabilities attributable thereto (regardless of when payable) shall be deemed to relate back to such event.

Section 2.06. Payroll and Related Taxes. The Parties agree to follow the standard procedure set forth in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-34, whereby each entity that is the employing legal entity of any RemainCo Employee or SpinCo Employee during any portion of the year in which the Effective Time occurs shall, in respect of the period of its employment, be responsible in respect of such employee for all payroll obligations, Tax withholdings, other applicable payroll deductions (including garnishments and union dues) and Tax reporting obligations (including delivery of a Form W-2 or similar earnings statement covering the tax year in which the Effective Time occurs), and the applicable employer shall separately account for any such withholdings or deductions and apply them exclusively in satisfaction of the obligation in respect of which they were withheld or deducted.

Section 2.07. COBRA. In the event that any RemainCo Employee or Former Employee (or his or her qualified beneficiary) was receiving, or was eligible to receive, continuation health coverage pursuant to COBRA prior to the Effective Time, RemainCo shall be responsible for all such Liabilities to such employee (or his or her eligible dependents) in respect of COBRA. No Benefit Plan shall treat the Distribution as a COBRA-qualifying event for any SpinCo Employee (or any eligible dependent of a SpinCo Employee). Following the Effective Time, SpinCo shall be solely responsible for all Liabilities for any SpinCo Employee (or his or her eligible dependents) who experiences a COBRA-qualifying event.

Section 2.08. Flexible Spending Accounts. As of no later than the Effective Time, SpinCo shall have adopted, established and maintained a flexible spending account plan for the benefit of SpinCo Employees (the “SpinCo FSA”). As of the Effective Time, each SpinCo Employee shall become eligible to participate in the SpinCo FSA, subject to the terms of such plan. Effective as of the Effective Time, the SpinCo FSA shall credit or debit the applicable account of each SpinCo Employee who, as of the Effective Time, was a participant in the flexible spending account plan maintained by RemainCo (the “RemainCo FSA”) with an amount equal to the balance of his or her account under the RemainCo FSA as of the Effective Time and shall continue his or her elections thereunder. If the claims made against a SpinCo Employee’s RemainCo FSA account prior to the Effective Time exceed the amounts credited to such account at the Effective Time, SpinCo shall reimburse the RemainCo Group for the aggregate amount of such difference. If the amounts credited to a SpinCo Employee’s SpinCo FSA account at the Effective Time exceed the claims made against such account prior to the Effective Time, the RemainCo Group shall reimburse SpinCo for the aggregate amount of such difference. As of the Effective Time, the SpinCo FSA and the SpinCo Group shall be responsible for all outstanding dependent care and medical care claims under the SpinCo FSA of each SpinCo Employee and shall assume and perform the obligations from and after the Effective Time. From and after the Effective Time, the RemainCo Group shall provide SpinCo with such information within the RemainCo Group’s possession that SpinCo may reasonably request to enable SpinCo to verify any claims or contribution information pertaining to the SpinCo FSA.

ARTICLE III

ADDITIONAL DEFINED TERMS

Section 3.01. Certain Defined Terms. Except as noted in Section 3.02, terms used herein shall have the meanings defined below:

“Action” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Affiliate” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Ancillary Agreements” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Assets” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Allocated” shall mean, in respect of any Liability and any Party, that (a) the Liability shall be allocated to the Party (or a member of the Party’s Group) by the other Party (or a member of the other Party’s Group) and (b) such Party shall perform, discharge and fulfill (or cause such member of its Group to perform, discharge and fulfill) in accordance with its terms such allocated Liability, and “Allocation” shall have its correlative meaning.

“Benefit Plans” means all compensation and benefit plans, including any health and welfare plans, medical, dental and vision plans, life insurance plans, cafeteria plans, employment, consulting, incentive compensation, retention, change in control, severance, retirement, pension and other deferred compensation plans.

“Benefits” means all benefits offered to new hires under the Benefit Plans of the applicable Party or member of the applicable Group.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Consents” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Contract” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Distribution” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Effective Time” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Employee Representative Body” means any union, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively or established for the purposes of notification of or consultation on behalf of any Impacted Employees.

“Employment Agreement” means any agreements or contract between any SpinCo Employee or RemainCo Employee with a member of the SpinCo Group or a member of the RemainCo Group, including, but not limited to, restrictive covenant agreements, nondisclosure agreements, intellectual property agreements, work product agreements, confidentiality agreements, offer letters, employment agreements, executive compensation agreements (such as long-term or short-term incentive agreements, or other incentive agreements), bonus or incentive agreements, settlement agreements, separation agreements, release agreements, consents or assignment agreements.

“Former Director” means each former non-employee director of RemainCo whose service on the RemainCo Board terminated at or prior to the Effective Time.

“Former Employee” means each former employee whose employment with the RemainCo Group or SpinCo Group or any of their respective predecessors or former Affiliates terminated at or prior to the Effective Time.

“Governmental Entity” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Group” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“HR Liabilities” means all Liabilities arising out of, by reason of, or otherwise in connection with, the hiring of, employment of, or termination of the employment of, any employee by the applicable Party or applicable member of its Group or predecessor thereof.

“Impacted Employee” means each RemainCo Employee and SpinCo Employee, as applicable (other than any such employee who ceases employment with RemainCo and its Subsidiaries prior to the Effective Time).

“Indemnifiable Loss” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Internal Reorganization” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Labor Agreement” means any agreement with any Employee Representative Body that pertains to any Impacted Employees.

“Law” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Liabilities” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Non-Consenting Employee” means: any (i) RemainCo Employee or (ii) SpinCo Employee, in either case, who has the right under applicable Law or applicable Labor Agreement to legally object to, opt out of, refuse to Consent to, or otherwise fail to acquiesce to, and who has (x) validly objected to, opted out of, refused to Consent to, or otherwise failed to acquiesce to, the automatic transfer of their employment to the applicable Party or a member of its Group by operation of applicable Law, in cases where such employee is subject to automatic transfer by operation of applicable Law, (y) validly refused to Consent to, refused to accept the offer to, refused to execute a tripartite agreement or otherwise failed to acquiesce to, become an employee of the applicable Party or member of its Group or (z) validly objected to, opted out of, refused to Consent to, or otherwise failed to acquiesce to, changes in his or her compensation or employee benefits by validly resigning or terminating his or her employment with, validly withdrawing his or her Consent to employment with or validly rejecting his or her transfer to, the applicable Party or a member of its Group, in accordance with and to the extent permitted by applicable Law or an applicable Labor Agreement.

“OPEB Plan” means any Benefit Plan that is considered an other post-employment benefit plan, including retiree medical, retiree life insurance arrangements and self-funded long-term disability plans. For the avoidance of doubt, OPEB Plan shall not include any Benefit Plan that is a pension or other defined benefit retirement plan, Severance plan or deferred compensation plan.

“Person” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“RemainCo Benefit Plan” means any Benefit Plan that RemainCo or any member of the RemainCo Group sponsors, maintains or contributes to at or after the Effective Time (and which is not a SpinCo Benefit Plan).

“RemainCo Business” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“RemainCo Common Stock” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“RemainCo Employee” means each employee of RemainCo and its Subsidiaries who has been Ring-Fenced to the RemainCo Business, as memorialized in accordance with Section 1.01. For the avoidance of doubt, “RemainCo Employee” includes any employee transferred to RemainCo or a member of the RemainCo Group pursuant to Section 1.01(b).

“RemainCo Equity Plan” means the Corteva, Inc. 2019 Omnibus Incentive Plan (as may be amended from time to time).

“RemainCo Group” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“RemainCo HR Liabilities” means all HR Liabilities for any RemainCo Employee, and any HR Liability allocated to RemainCo pursuant to Section 1.14 (including in respect of Former Employees), but excluding any HR Liability allocated to SpinCo pursuant to Section 1.14.

“RemainCo Indemnitees” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“RemainCo Labor Agreement” means any agreement with any Employee Representative Body that pertains to any RemainCo Employees.

“RemainCo Severance Plan” means any RemainCo Benefit Plan that provides Severance, as determined as of the Effective Time.

“Ring-Fence” or “Ring-Fenced” means the process for allocating each Employee of RemainCo or its Subsidiaries to the RemainCo Business or the SpinCo Business, as applicable, in accordance with Section 1.01.

“Severance” means any severance, redundancy or other similar separation benefit.

“SpinCo Benefit Plan” means any Benefit Plan that SpinCo or any member of the SpinCo Group sponsors, maintains or contributes to as of the Effective Time.

“SpinCo Business” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“SpinCo Common Stock” shall have the meaning ascribed to it in the Recitals to the Separation Agreement.

“SpinCo Employee” means any employee of RemainCo and its Subsidiaries who has been Ring-Fenced to the SpinCo Business, as memorialized in accordance with Section 1.01. For the avoidance of doubt, “SpinCo Employee” includes any employee transferred to SpinCo or a member of the SpinCo Group pursuant to Section 1.01(b).

“SpinCo Future Benefit Plan” means any Benefit Plan that SpinCo or any member of the SpinCo Group assumes, adopts, establishes or begins sponsoring, maintaining or contributing to at or after the Effective Time.

“SpinCo Group” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“SpinCo HR Liabilities” means all HR Liabilities for any SpinCo Employee (including any SpinCo Employee who ceases employment with any member of the SpinCo Group prior to the Internal Reorganization or the Effective Time, as applicable), and any HR Liability allocated to SpinCo pursuant to Section 1.14, but excluding any HR Liability allocated to RemainCo pursuant to Section 1.14.

“SpinCo Indemnitees” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“SpinCo Labor Agreement” means any agreement with any Employee Representative Body that pertains to any SpinCo Employees.

“SpinCo Non-Employee Director” means each non-employee director of RemainCo as of immediately prior to the Effective Time who, immediately following the Effective Time, becomes a non-employee director of SpinCo.

“SpinCo Severance Plan” means any SpinCo Benefit Plan that provides Severance, as determined as of the applicable Effective Time.

“STD Employee” means any SpinCo Employee or RemainCo Employee who (i) is not able to work because of a serious health condition and (ii) is receiving (or who has applied for and then receives) short-term disability or income replacement benefits from RemainCo or a member of the RemainCo Group or SpinCo or a member of the SpinCo Group.

“Subsidiary” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Tax” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

“Transfer” shall have the meaning ascribed to it in Section 1.1 of the Separation Agreement.

Section 3.02. Other Defined Terms in this Agreement. The following terms have the meanings set forth in the sections of this Agreement set forth below:

Definition	Location in Agreement
2026 PSU Award	Section 1.08(k)(i)
2026 RSU Award	Section 1.08(k)(ii)
Adjusted RemainCo Option	Section 1.08(d)(ii)
Adjusted RemainCo PSU	Section 1.08(d)(iii)
Adjusted RemainCo RSU	Section 1.08(d)(i)
Adjusted RemainCo Shareholder Method Award	Section 1.08(b)
Adjusted SpinCo Option	Section 1.08(c)(ii)
Adjusted SpinCo PSU	Section 1.08(c)(iii)
Adjusted SpinCo RSU	Section 1.08(c)(i)
Adjusted SpinCo Shareholder Method Award	Section 1.08(b)
Agreement	Preamble
Allocated Vacation Liabilities	Section 1.05
Converted PSU	Section 1.08(a)
Delayed Employment Date	Section 1.02(b)
Delayed Employment Employee	Section 1.02(b)
Employee Records	Section 1.13
Employer Method Award	Section 1.08(k)(iii)
Group U.S. Welfare Plans	Section 2.03(a)
LTD Employee	Section 1.02(d)
Parties	Preamble
Party	Preamble
Performance Stock Unit	Section 1.08(k)(iv)
Plan Account	Section 2.04(b)
Post-Spin RemainCo Share Price	Section 1.08(k)(v)
Post-Spin SpinCo Share Price	Section 1.08(k)(vi)
Pre-Spin Share Price	Section 1.08(k)(vii)
RemainCo	Preamble
RemainCo 401(k) Plan	Section 2.02(a)
RemainCo Board	Recitals
RemainCo Conversion Ratio	Section 1.08(k)(viii)
RemainCo Equity Award	Section 1.08(k)(ix)
RemainCo ESPP	Section 1.08(k)(x)
RemainCo FSA	Section 2.08
RemainCo Group U.S. Welfare Plans	Section 2.03(a)
RemainCo Option	Section 1.08(k)(xi)
Restricted Stock Unit	Section 1.08(k)(xii)
Ring-Fence Error	Section 1.01(b)
Separation Agreement	Recitals
Shareholder Method Award	Section 1.08(k)(xiii)

Definition	Location in Agreement
SpinCo	Preamble
SpinCo 401(k) Participant	Section 2.02(a)
SpinCo 401(k) Plan	Section 2.02(a)
SpinCo Conversion Ratio	Section 1.08(k)(xiv)
SpinCo Equity Award	Section 1.08(k)(xv)
SpinCo ESPP	Section 1.08(h)(ii)
SpinCo FSA	Section 2.08
SpinCo Group U.S. Welfare Plans	Section 2.03(a)
SpinCo NQ Participant	Section 2.04(b)
SpinCo Option	Section 1.08(k)(xvi)
SpinCo Stock Plan	Section 1.08(i)(i)
Stock Option Vacation Payout Liabilities	Section 1.08(k)(xvii) Section 1.05

ARTICLE IV

GENERAL PROVISIONS

Section 4.01. General. Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause the other members of its Group to, cooperate with each other and use commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on their respective parts under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

Section 4.02. Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

Section 4.03. Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time. Section 2.5 (Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time) of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement.

Section 4.04. Wrong Pockets. Subject to Section 4.03, Sections 2.6(a) and (b) (Wrong Pockets) of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement.

Section 4.05. Novation of Liabilities. Section 2.9 (Novation of Liabilities) of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement.

Section 4.06. Negotiation and Arbitration. In the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby or thereby, the following sections of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement: Section 10.1 (Negotiation and Arbitration) and Section 10.2 (Continuity of Service and Performance).

Section 4.07. Insurance. Subject to Section 2.05, Article XI (Insurance) of the Separation Agreement shall apply mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement.

Section 4.08. Confidentiality. Each Party hereby acknowledges that confidential and proprietary information of such Party and the other members of its Group may be exposed to employees and agents of the other Party and the other members of its Group as a result of the activities contemplated by this Agreement. Accordingly, the Parties acknowledge and agree that Section 9.6 (Confidentiality; Non-Use) is hereby incorporated into this Agreement and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis.

Section 4.09. Complete Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event and to the extent that there shall be any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be any inconsistency between the provisions of this Agreement and any Conveyancing and Allocation Instrument (as defined in the Separation Agreement), this Agreement shall control. Except as expressly set forth in this Agreement or any Ancillary Agreement, (i) all Assets (without giving effect to the proviso in the definition of “Assets” in the Separation Agreement) of the Parties and their respective Subsidiaries that are Transferred pursuant to this Agreement and all Employee Related Liabilities (as defined in the Separation Agreement) shall be governed exclusively by this Agreement and (ii) for the avoidance of doubt, in the event and to the extent that there shall be any inconsistency between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.

Section 4.10. Miscellaneous. The provisions set forth in Sections 12.2 (Ancillary Agreements), 12.3 (Counterparts), 12.4 (Survival of Agreements), 12.5 (Notices), 12.6 (Waivers), 12.7 (Amendments), 12.8 (Assignment), 12.9 (Successors and Assigns), 12.10 (Certain Termination and Amendment Rights), 12.11 (Payment Terms), 12.12 (No Circumvention), 12.13 (Subsidiaries), 12.15 (Title and Headings), 12.16 (Exhibits and Schedules), 12.17 (Governing Law), 12.18 (Specific Performance), 12.19 (Severability), 12.20 (No Duplication; No Double Recovery), 12.21 (Public Announcements) and 12.22 (Tax Treatment of Payments) of the Separation Agreement are hereby incorporated mutatis mutandis to this Agreement as if such provisions had been set out expressly in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

CORTEVA, INC.
by

Name:
Title:

VYLOR INC.
by

Name:
Title:

[Signature Page to Employee Matters Agreement]